Exhibit 99.1
2008 Ameren Executive Incentive Plan
Officer Level

SUMMARY
The Ameren Executive Incentive Plan (EIP) is intended to reward eligible Officers for their contributions to Ameren’s success.  The EIP rewards Officers for corporate earnings per share (EPS) results and/or their business segment’s contribution to Ameren’s earnings per share results, and individual performance.  The plan is approved by the Human Resources Committee of the Board of Directors.  Ameren reserves the right to revise, modify, continue or discontinue the EIP beyond the current plan year.

EIP ELIGIBILITY
All Officers who are actively employed on December 31, 2008 are eligible to participate in the EIP pursuant to the terms described herein.  Additionally, Officers who terminate employment because they retire, die or become disabled during 2008 (the plan year), or whose employment is involuntarily terminated during the plan year as a result of a reduction in force, elimination of position, or change in strategic demand, are eligible to participate in the EIP pursuant to the terms described herein.  Officers who voluntarily or involuntarily terminate employment for any other reason during the plan year or following the plan year but before awards are paid, forfeit participation in the EIP.

AWARD OPPORTUNITIES
Award opportunity percentages are set by the Human Resources Committee of the Board of Directors.  Officers will receive specific communications regarding their incentive target opportunity.

PLAN STRUCTURE
The EIP is designed to reward Officers for their contributions to Ameren’s success.  This is acomplished by rewarding Officers for the achievement of EPS goals and their own personal contributions to Ameren’s performance.  The EIP has four primary components:  (1) EPS targets; (2) a core award; (3) an individual performance modifier; and (4) an individual incentive payout.  These components are described in more detail below.

EPS Targets
Ameren Officers have a responsibility to drive shareholder value through earnings performance.  Thus, EPS performance is the primary metric used to establish award opportunities.  Officers with Corporate responsibility will have their incentive opportunity based 100% on corporate EPS, while Officers with business segment responsibilities will have their opportunity based 50% on corporate EPS and 50% on their business segment’s contribution to Ameren’s EPS.

Three levels of EPS achievement will be established to reward eligible Officers for results achieved in EPS performance.  Achievement of EPS falling between the established levels will be interpolated.  The three levels are defined as follows:

1.
Threshold: This is the minimum level of corporate financial achievement necessary for incentive funds to be available.  Ameren must achieve this level of EPS to justify the payment based on our fiduciary responsibility to our owners~~--~~ the shareholders.

2.	Target: This is Ameren’s targeted level of financial achievement.

3.
Maximum: This level shares higher rewards in years of outstanding financial performance.  This level will be very difficult to achieve, but in years of outstanding performance, Officers will share in Ameren’s success.

Core Award
Following the conclusion of the plan year, corporate EPS and business segment contributions to Ameren’s EPS will be measured .  Achievement levels may be adjusted to reflect refunds and rate changes under regulatory sharing plans or other extraordinary one-time events.  Using these performance results, a formulaic core award will be determined for each Officer.  This core award will then be subject to modification based on the Officer’s individual performance as described below.

Individual Performance Modifier
The core award for each Officer may be adjusted up by as much as 50% or down by as much as 50%, based on the Officer's individual contributions and performance during the plan year.    Demonstrated leadership and the achievement of key operational goals will be considered when modifying the core award for each Officer.

Individual Incentive Payout
The Individual Incentive Payout represents the actual incentive award an Officer will receive as a result of both Ameren’s performance and the Officer’s own individual performance.  Subject to the terms described herein, the maximum payout under the EIP is 200% of the Officer's target incentive opportunity with the ability to pay zero for non-performance.

EIP PAYOUT
Awards will be paid by March 15, 2009.  The core award will be calculated based on an eligible Officer’s salary as of December 31, 2008 (or at the time of eligible termination, if earlier).  Awards will be prorated based on the amount of time worked during the plan year for eligible Officers who: (1) are hired or become Officers after the plan year begins; or (2) terminate employment on account of retirement, disability or death during the plan year; or (3) are involuntarily terminated during the plan year as a result of a reduction in force, elimination of position, or change in strategic demand.

The Human Resources Committee of the Board of Directors will review and has the authority to approve the final amount of payment upon recommendation of the Chairman and CEO of Ameren Corporation.  The final payment granted is final and conclusive and not subject to review. In situations where an eligible Officer’s employment is terminated during the plan year as a result of death, a reduction in force, elimination of position, or change in strategic demand, the employee’s award will be prorated and paid on or before March 15, 2009.

CONTACT
Questions regarding this plan may be directed to the Manager, Compensation & Performance.